Exhibit 5.6

Virgin Media Secured Finance PLC 160 Great Portland Street London W1W 5QA United Kingdom	Date 15 June 2010 Our ref: CP/TSS/VIR.9.4 Direct tel: +44 (0) 131 222 9809 Direct fax: +44 (0) 131 222 9800 E-mail: TSpeirs@hbj-gw.com

Dear Sirs

We refer to an indenture dated 19 January 2010 (as amended and supplemented, the “Indenture”) between, amongst others, Virgin Media Secured Finance PLC (the “Issuer”), Virgin Media Inc, Virgin Media Finance plc and The Bank of New York Mellon, One Canada Square, London E14 5AL (the “Trustee”).  It was noted that the Issuer had issued $1,000,000,000 aggregate principal amount of 6.50% Senior Secured Notes due 2018 (the “Dollar Notes”); and (ii) £875,000,000 aggregate principal amount of 7.00% Senior Secured Notes due 2018 (the “Sterling Notes” and, together with the Dollar Notes, the “Notes”), such notes being guaranteed on a senior basis by the First Note Guarantee (as hereinafter defined) and the Second Note Guarantee (as hereinafter defined).

It was noted that each of TCCL, TCDL, TCFL and TCGL (each as hereinafter defined) acceded as Note Guarantors under the Indenture pursuant to a third supplemental indenture dated 10 June 2010 between, amongst others, the Issuer, TCCL, TCDL, TCFL, TCGL and the Trustee (the “Third Supplemental Indenture”).

In this Opinion:-

(i)                                     Documents means, together, the Indenture, the Third Supplemental Indenture, the First Note Guarantee and the Second Note Guarantee and Document means one or both as the case may be;

(ii)                                  First Note Guarantee means the note guarantee dated 19 January 2010 issued pursuant to the Indenture and granted by, amongst others, TCD&PL, TCML, TCSL, TCSHL, NTL Glasgow, CableTel and Prospectre;

(iii)                               Resolutions means together:- (i) the directors resolutions and the written resolutions of the members of each of TCD&PL, TCML, TCSL, TCSHL, NTL Glasgow, CableTel and Prospectre, each passed on 7 January 2010 relating to, amongst other things, entry into of the First Note Guarantee; and (ii) the minutes of the meetings of the Board of Directors of each of TCCL, TCDL, TCFL and TCGL held on 10 June 2010 and the written resolutions of the members of each of TCCL, TCDL, TCFL and TCGL passed on 10 June 2010 relating to, amongst other things, entry into of the Second Note Guarantee;

HBJ Gateley Wareing (Scotland) LLP is registered in Scotland as a limited liability partnership. Registered Number: SO300755.  Registered Office: Exchange Tower, 19 Canning Street, Edinburgh EH3 8EH. A list of members is open to inspection at the registered office.  Regulated by The Law Society of Scotland. Authorised and Regulated by the Financial Services Authority.

Exchange Tower 19 Canning Street Edinburgh EH3 8EH DX ED27 t: +44 (0) 131 228 2400 f: +44 (0) 131 222 9800 www.hbjgateleywareing.com

(iv)                              Scottish Companies means, together, Telewest Communications (Dundee & Perth) Limited (registered number SC096816)(“TCD&PL”); Telewest Communications (Motherwell) Limited (registered number SC121617)(“TCML”); Telewest Communications (Scotland) Limited (registered number SC080891) (“TCSL”); Telewest Communications (Scotland Holdings) Limited (registered number SC150058)(“TCSHL”); NTL Glasgow (registered number SC075177)(“NTL Glasgow”); CableTel Scotland Limited (registered number SC119938)(“CableTel”); Prospectre Limited (registered number SC145280)(“Prospectre”); Telewest Communications (Cumbernauld) Limited (registered number SC121614)(“TCCL”), Telewest Communications (Dumbarton) Limited (registered number SC121700)  (“TCDL”), Telewest Communications (Falkirk) Limited (registered number SC122481)(“TCFL”); and Telewest Communications (Glenrothes) Limited (registered number SC119523)(“TCGL”); each being a “Scottish Company”; and

(v)                                 Second Note Guarantee means the note guarantee dated 10 June 2010 issued pursuant to the Indenture and the Third Supplemental Indenture and granted by, amongst others, TCCL, TCDL, TCFL and TCGL.

Headings are for convenience of reference only.

1.                                     We have examined the following documents:-

(a)                           a scanned executed copy of the First Note Guarantee dated 19 January 2010;

(b)                          a scanned executed copy of the Second Note Guarantee dated 10 June 2010;

(c)                           a scanned executed copy of the Indenture dated 19 January 2010;

(d)                          a scanned executed copy of the Third Supplemental Indenture dated 10 June 2010;

(e)                           a scanned copy of each of:-

(i)                                  the directors resolutions of each of TCD&PL, TCML, TCSL, TCSHL, NTL Glasgow, CableTel and Prospectre, passed on 7 January 2010 relating to, amongst other things, entry into of the First Note Guarantee;

(ii)                               the written resolutions of the members of each of TCD&PL, TCML, TCSL, TCSHL, NTL Glasgow, CableTel and Prospectre, passed on 7 January 2010 relating to, amongst other things, entry into of the First Note Guarantee;

(iii)                            the minutes of the meetings of the Board of Directors of each of TCCL, TCDL, TCFL and TCGL held on 10 June 2010 relating to, amongst other things, entry into of the Second Note Guarantee; and

(iv)                           the written resolutions of the members of each of TCCL, TCDL, TCFL and TCGL passed on 10 June 2010 relating to, amongst other things, entry into of the Second Note Guarantee; and

(f)                           copies of the Memorandum and Articles of Association (the “First Note Guarantee Constitutive Documents”) of each of TCD&PL, TCML, TCSL, TCSHL, NTL Glasgow, CableTel and Prospectre downloaded from Companies

House on 5 January 2010 (having examined each of such company’s file at the Register of Companies on 15 June 2010, no further documents have been filed since 5 January 2010 altering the Memorandum and Articles of Association of each such company);

(g)                        copies of the Memorandum and Articles of Association (together with the First Note Guarantee Constitutive Documents, the “Constitutive Documents”) of each of TCCL, TCDL, TCFL and TCGL downloaded from Companies House on 18 May 2010 (having examined each such company’s file at the Register of Companies on 15 June 2010, no further documents have been filed since 18 May 2010 altering the Memorandum and Articles of Association of each such company, other than as disclosed in the written resolutions referred to in clause 1 (e)(iv) above);

(h)                        a scanned signed copy Letter of Direction to BT Globenet Nominees Limited from Telewest Limited in respect of the written resolutions dated 7 January 2010;

(i)                            a scanned signed copy Letter of Direction to BT Globenet Nominees Limited from  TCSHL in respect of the written resolutions dated 7 January 2010;

(j)                            a scanned signed copy Letter of Direction to BT Globenet Nominees Limited from NTL Glasgow in respect of the written resolutions dated 7 January 2010;

(k)                         a scanned signed copy Letter of Direction to BT Globenet Nominees Limited from Virgin Media Limited in respect of the written resolutions dated 7 January 2010;

(l)                            a search of each Scottish Company’s electronic file at Companies House which we carried out on 15 June 2010 through Companies House Direct on-line services; and

(m)                      a clear Certificate of Search against each Scottish Company in the Register of Inhibitions and Adjudications dated 15 June 2010.

In giving this Opinion, we have relied on the copy documents referred to above in respect of the accuracy of the factual matters stated therein, which we have not independently established.

2.                                      In giving this Opinion we have assumed that:-

(a)                               all signatures are genuine and all documents submitted to us as originals are authentic and complete;

(b)                              all documents submitted to us as copies conform to the original documents and those original documents are authentic and complete;

(c)                               all draft documents, where applicable, are or will be executed on or before the date hereof by all parties thereto, in the form submitted to and examined by us as referred to above;

(d)                              the fully executed Documents in the form submitted to and examined by us as referred to above correspond to and are extracted from the final draft of the

Documents examined by us;

(e)                               all parties to the Documents other than the Scottish Companies have the requisite capacity, power and authority to enter into the Documents and perform their rights and obligations thereunder;

(f)                                 the certificates and other documents dated, adopted or obtained earlier than the date of this Opinion and referred to in paragraph 1 remain accurate as at the date of this Opinion, that no additional matters would have been disclosed by company searches at Companies House or searches in the Register of Inhibitions and Adjudications conducted since the dates upon which such searches were made, and that Companies House Direct on-line records in respect of the Scottish Companies are up to date and accurate in all relevant respects and in particular (without prejudice to that generality) none of the Scottish Companies nor any of their directors have passed a resolution for voluntary winding up or the appointment of an administrator nor has any petition been presented or order made for their winding up or the appointment of an administrator nor has notice of intention to appoint or of the appointment of an administrator been given by any person (including the Scottish Companies or any of their directors), nor has any administrator, receiver, receiver and/or manager, administrative receiver or like official been appointed to them or any of their property or undertaking;

(g)                              the written resolutions of the directors of TCD&PL, TCML, TCSL, TCSHL, NTL Glasgow, CableTel and Prospectre stated to have been passed in the copy resolutions referred to in paragraph 1(e)(i) were properly made and the directors resolved to approve the resolutions therein recorded and such resolutions remain in full force and effect and have not been amended and/or rescinded;

(h)                              the resolutions contained in the minutes of the meetings of the Board of Directors of each of TCCL, TCDL, TCFL and TCGL stated to have been passed at the meetings referred to in paragraph 1(e)(iii) were properly made and the directors resolved to approve the resolutions therein recorded and such resolutions remain in full force and effect and have not been amended and/or rescinded;

(i)                                    that the written resolutions of the members of the Scottish Companies referred to at paragraph 1(e)(ii) and 1(e)(iv) (as relevant) were duly and properly passed, are in full force and effect and have not been amended and/or rescinded;

(j)                                  the Documents have been duly executed and delivered by the Scottish Companies in accordance with the law governing the formal validity thereof (except insofar as such law is Scots law);

(k)                                the Documents constitute valid and legally binding obligations of the parties thereto (enforceable in accordance with its terms) under the law governing the Documents;

(l)                                   each Scottish Company entered into the Documents in good faith, for its legitimate business purpose and for adequate consideration and believing on reasonable grounds that each was for its own commercial benefit and in its best interests;

(m)                             the Documents do not concern or relate to any transaction which is “extortionate” within the meaning of Section 244 of the Insolvency Act 1986;

(n)                              each Scottish Company was not “unable to pay it debts as the fell due” as such term is defined in Section 123 of the Insolvency Act 1986 at the time of entering into the Documents and no winding up will commence, administration order be made or insolvency otherwise arise within two years thereafter;

(o)                               for the purposes of any matter relating to the insolvency or similar proceedings in respect of any Scottish Company, that the principal place of business and (for the purposes of the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings (the “EU Insolvency Regulation”)) the centre of main interests of the Scottish Companies are located at the place of their registered offices in Scotland and that the Scottish Companies have no establishment (as such term is defined in the EU Insolvency Regulation) outside Scotland; and

(p)                              no laws other than the law of Scotland affects any of the conclusions stated below.

We have not investigated, and do not express any opinion as to, any law other than Scots law.  Our Opinion is given only in respect of the present law of Scotland (and we undertake no responsibility to notify any addressee of this opinion of any change in Scots law after the date of this Opinion) and only (except as expressly stated otherwise herein) in relation to the Scottish Companies, and is limited to facts and circumstances known to us and subsisting at the date hereof.

3.                                    Based upon the assumptions and our reliance upon the matters stated in paragraphs 1 and 2 hereof, and subject to the qualifications and other matters set out in paragraphs 4 to 10 hereof, it is our opinion that insofar as the law of Scotland is concerned:-

(a)                                  Each Scottish Company, expect for NTL Glasgow, is a private company, duly incorporated and validly existing with limited liability under the law of Scotland.  NTL Glasgow is a company duly incorporated and validly existing with unlimited liability under the law of Scotland;

(b)                                 Each Scottish Company has the corporate power and authority to execute and deliver the Documents and perform its obligations thereunder; and

(c)                                  The Documents have been duly executed and delivered  by each of the relevant Scottish Companies in accordance with its Constitutive Documents and the Resolutions.

4.                                       In relation to the Documents generally:-

(a)                                  Creditors’ Rights  The obligations of each of the Scottish Companies are subject to all laws affecting creditors generally, including those limiting or modifying rights and obligations on bankruptcy, insolvency, liquidation, administration, reorganisation or otherwise, and whether under statute or the general law;

(b)                                 Remedies  Certain remedies, such as an order for specific implement or the grant of an interim interdict, may be available only at the discretion of the Scottish Courts. The remedy of specific implement will not be granted in respect of an obligation to pay money or where damages will adequately compensate for the loss, or where performance is impossible or is not capable of enforcement by the Scottish Courts, or if it might otherwise lead to injustice;

(c)                                  Claims  Claims of a creditor in an obligation may be or become subject to the operation of rules of prescription or to defences of counterclaim or balancing of accounts in bankruptcy or to pleas of retention, set-off or compensation;

(d)                                 Penalty Payments  Provisions in the Documents relating to default interest and prepayment fees may amount to penalties under Scots law and as a consequence may not be recoverable;

(e)                                  Personal Bar  The enforceability of any provision of a Document is subject to the doctrines of personal bar, acquiescence, waiver and rei interventus as statutorily re-enacted in the Requirements of Writing (Scotland) Act 1995 (as amended from time to time).  Rei interventus is an example of personal bar and operates where one party to a purported agreement has been permitted to act in such a way by the other party so that the actings of the former party may be enough to bind the latter party to the agreement, even if the agreement turns out to be defective in some way;

(f)                                    Freedom of Action  A Scottish Court (i) might not treat as conclusive those certificates and determinations which the Documents states are to be so treated and (ii) might require a party to exercise any discretion vested in it objectively and reasonably. The effectiveness of any provision excluding or limiting a party’s liability for any obligation or duty otherwise owed is limited by law;

(g)                                 Interpretation   No opinion is expressed as to the exact interpretation which will be placed on any particular wording in a Document by a Scottish Court;

(h)                                 Litigation Costs  The Scottish Courts do not necessarily give full effect to an indemnity for the costs of litigation;

(i)                                     Stay of Proceedings  A Scottish Court may stay proceedings if concurrent proceedings are brought elsewhere;

(j)                                     Foreign Currency Claims  Scottish Courts may be prepared to render judgments for a monetary amount in foreign currencies but the judgment may be converted into Sterling for enforcement purposes. Foreign currency amounts claimed in a Scottish liquidation must be converted into Sterling at the rate prevailing at the commencement of the liquidation;

(k)                                  Controlled Parties  If a party to any of the Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or UK sanctions implemented or effective in the United Kingdom under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security

Act 2001, or under the Treaty establishing the European Community, or is otherwise the target of any such sanctions, then the obligations of the other parties to the Document in question to that party may be unenforceable or void;

(I)                                    Enforcement  We express no opinion as to the validity or enforceability of any of the Documents to which each of the Scottish Companies is a party nor as to the effectiveness, validity, enforceability or perfection or registration requirements of or in respect of the Documents granted by each of the Scottish Companies;

(m)                               Regulatory Approvals  No opinion is expressed as to whether it is necessary or desirable for any consent or approval pursuant to Telecommunications and Cable Laws or any other governmental or regulatory body to be obtained for the execution, delivery, performance or enforcement of the Documents or as to the effect, the performance or enforcement of the Documents might have on any licence, concession, franchise or other right granted by such a body;

(n)                                 Monies Held on Trust Any obligations imposed upon any party to the Documents to hold certain moneys receivable on trust for another party pursuant to the Documents may constitute a charge which may require to be registered in accordance with the Companies Act 2006 (as amended from time to time), no such charge is intended to be so registered;

(o)                                 Trust No opinion is given as to the enforceability or effectiveness of any purported declaration of trust in any of the Documents; and

(p)                                   Variations  The Scottish Courts have the power, on an application to that effect, to vary the terms of each of the Documents on the basis that it fails to express accurately the common intention of the parties as at the date each such Document was granted.

5.                                       It should be noted in relation to the Documents that:-

(a)                                    Title  We express no opinion as to the title of any person to any asset or right to which an obligation relates or as to the availability of any consents from any third parties required to enable any dealing with such asset or right to take place;

(b)                                   Deposit of Deeds The deposit of any title deeds or other documents with the   Trustee or any bank pursuant to the Documents would not of itself result in the creation of a right in security;

(c)                                    Powers of Attorney Powers conferred on any person in a Document as a mandatory or an attorney may not be exercisable in competition with creditors rights or in the event of an insolvency of the grantor; and

(d)                                   Charges We express no opinion as to the existence of any security interests.

6.                                       This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

7.                                       We cannot and do not offer any opinion on whether the acceptance of each Scottish Company’s obligations under the Documents or the execution and performance thereof will result in the breach of or infringe any other agreement or document entered into or binding on such Scottish Company.

8.                                       We have not given any advice and cannot and do not offer any opinion whatsoever as to the commercial nature of the transactions contemplated by or related to the Documents.  We have not given any advice and cannot and do not offer any opinion whatsoever on the question whether the terms of the Documents and the arrangements effected thereby achieve for each Scottish Company, the Trustee or any other person any particular accounting, tax or regulatory treatment.

9.                                       This Opinion shall be governed by and construed in accordance with the law of Scotland and shall not extend to any other matter other than as expressly set out in this letter. The parties hereto submit to the exclusive jurisdiction of the Scottish courts.

10.                                 We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement on Form S-4 filed with the US Securities and Exchange Commission on the date hereof by the Issuer (the “Registration Statement”) and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in that Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act 1933.

Yours faithfully

/s/ HBJ Gateley Wareing (Scotland) LLP

HBJ Gateley Wareing (Scotland) LLP